UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Linkage Global Inc

(Name of Issuer)

Ordinary Share, par value US$0.00025 per share

(Title of Class of Securities)

G5500B 102

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G5500B 102	Page 2 of 18

1.	Names of Reporting Persons. Zhihua Wu
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0*
	6.	Shared Voting Power 14,300,000
	7.	Sole Dispositive Power 0*
	8.	Shared Dispositive Power 14,300,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,300,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 66.51%**
12.	Type of Reporting Person IN

*	Represents (i) 10,200,000 ordinary shares held indirectly by Zhihua Wu through Smart Bloom Global Limited, a British Virgin Islands company controlled by Zhihua Wu, (ii) 400,000 ordinary shares held by Rosy Gold Investments Limited, (iii) 900,000 ordinary shares held by Talent Best Global Limited, (iv) 960,000 ordinary shares held by Glorious Global Investments Limited, (v) 920,000 ordinary shares held by Horizon Century International Limited, and (vi) 920,000 ordinary shares held by Sharp Creation Developments Limited. Each of Rosy Gold Investments Limited, Talent Best Global Limited, Glorious Global Investments Limited, Horizon Century International Limited, Sharp Creation Developments Limited have delegated to Mr. Zhihua Wu all authority to exercise the voting rights in respect of their ordinary shares.

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 3 of 18

1.	Names of Reporting Persons. Smart Bloom Global Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 10,200,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 10,200,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,200,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 47.44%**
12.	Type of Reporting Person FI

*	Represents 10,200,000 ordinary shares held by Smart Bloom Global Limited, a British Virgin Islands company owned as to 70% and controlled by Zhihua Wu

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 4 of 18

1.	Names of Reporting Persons. Rosy Gold Investments Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 400,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 400,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 400,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.86%**
12.	Type of Reporting Person FI

*	Represents 400,000 ordinary shares held by Rosy Gold Investments Limited, a British Virgin Islands company which is 100% owned by Mr. Ryo Fuyunishiki.

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 5 of 18

1.	Names of Reporting Persons. Ryo Fuyunishiki
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Japan

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 400,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 400,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 400,000
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.86%**
12.	Type of Reporting Person IN

*	Represents 400,000 ordinary shares indirectly held by Mr. Ryo Fuyunishiki through holding 100% equity interests in Rosy Gold Investments Limited, a British Virgin Islands company that directly holds 400,000 ordinary shares.

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 6 of 18

1.	Names of Reporting Persons. Talent Best Global Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 900,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 900,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 900,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.19%**
12.	Type of Reporting Person FI

*	Represents 900,000 ordinary shares held by Talent Best Global Limited, a British Virgin Islands company which is 100% owned by Mr. Zheng Jin.

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 7 of 18

1.	Names of Reporting Persons. Zheng Jin
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 900,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 900,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 900,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.19%**
12.	Type of Reporting Person IN

*	Represents 900,000 ordinary shares indirectly held by Mr. Zheng Jin through holding 100% equity interests in Talent Best Global Limited, a British Virgin Islands company that directly holds 900,000 ordinary shares.

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 8 of 18

1.	Names of Reporting Persons. Glorious Global Investments Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 960,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 960,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 960,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.47%**
12.	Type of Reporting Person FI

*	Represents 960,000 ordinary shares held by Glorious Global Investments Limited, a British Virgin Islands company which is 100% owned by Mr. Liang Chen.

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 9 of 18

1.	Names of Reporting Persons. Liang Chen
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 960,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 960,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 960,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.47%**
12.	Type of Reporting Person IN

*	Represents 960,000 ordinary shares indirectly held by Mr. Liang Chen through holding 100% equity interests in Glorious Global Investments Limited, a British Virgin Islands company that directly holds 960,000 ordinary shares.

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 10 of 18

1.	Names of Reporting Persons. Horizon Century International Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 920,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 920,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 920,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.28%**
12.	Type of Reporting Person FI

*	Represents 920,000 ordinary shares held by Horizon Century International Limited, a British Virgin Islands company which is 100% owned by Mr. Liangyi Li.

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 11 of 18

1.	Names of Reporting Persons. Liangyi Li
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 920,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 920,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 920,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.28%**
12.	Type of Reporting Person IN

*	Represents 920,000 ordinary shares indirectly held by Mr. Liangyi Li through holding 100% equity interests in Horizon Century International Limited, a British Virgin Islands company that directly holds 920,000 ordinary shares.

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 12 of 18

1.	Names of Reporting Persons. Sharp Creation Developments Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 920,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 920,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 920,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.28%**
12.	Type of Reporting Person FI

*	Represents 920,000 ordinary shares held by Sharp Creation Developments Limited, a British Virgin Islands company which is 100% owned by Fengjuan Su.

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 13 of 18

1.	Names of Reporting Persons. Fengjuan Su
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization People’s Republic of China

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 920,000*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 920,000*

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 920,000*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.28%**
12.	Type of Reporting Person IN

*	Represents 920,000 ordinary shares indirectly held by Fengjuan Su through holding 100% equity interests in Sharp Creation Developments Limited, a British Virgin Islands company that directly holds 920,000 ordinary shares.

**	The percentage is calculated based on 21,500,000 ordinary shares of the issuer, issued and outstanding as of December 31, 2023.

CUSIP No. G5500B 102	Page 14 of 18

ITEM 1.

(a) Name of Issuer:

Linkage Global Inc

(b) Address of Issuer’s Principal Executive Offices:

2-23-3 MINAMI-IKEBUKURO, TOSHIMA-KU

TOKYO, JAPAN 171-0022

ITEM 2.

(a) Name of Person Filing:

(i) Zhihua Wu

(ii) Smart Bloom Global Limited

(iii) Rosy Gold Investments Limited

(iv) Ryo Fuyunishiki

(v) Talent Best Global Limited

(vi) Zheng Jin

(vii) Glorious Global Investments Limited

(viii) Liang Chen

(ix) Horizon Century International Limited

(x) Liangyi Li

(xi) Sharp Creation Developments Limited

(xii) Fengjuan Su

(b) Address of Principal Business Office, or if None, Residence:

(i) Zhihua Wu

Unit 415, Xingui Apartment, No.316, Hudong Road, Golou District, Fuzhou City, Fujian Province, China

(ii) Smart Bloom Global Limited

Unit 415, Xingui Apartment, No.316, Hudong Road, Golou District, Fuzhou City, Fujian Province, China

(iii) Rosy Gold Investments Limited

3-16-1 Kamiikebukuro, Toshima-Ku, Tokyo, Japan

(iv) Ryo Fuyunishiki

3-16-1 Kamiikebukuro, Toshima-Ku, Tokyo, Japan

(v) Talent Best Global Limited

Room 1, Unit 2, Building 32, No. 8, Shenxianshu South Road, High-Tech Zone, Chengdu

City, Sichuan province, China

(vi) Zheng Jin

Room 1, Unit 2, Building 32, No. 8, Shenxianshu South Road, High-Tech Zone, Chengdu

City, Sichuan province, China

(vii) Glorious Global Investments Limited

Unit 306, Block 30, Xiangjiang Fengjing, No. 78, Jinkang Road, Cangshan District,

Fuzhou City, Fujian Province, China

(viii) Liang Chen

Unit 306, Block 30, Xiangjiang Fengjing, No. 78, Jinkang Road, Cangshan District,

Fuzhou City, Fujian Province, China

(ix) Horizon Century International Limited

Unit 610, Building 9, Fumei Garden, No. 258, Xiateng Road, Cangshan District, Fuzhou

City, Fujian province, China

(x) Liangyi Li

Unit 610, Building 9, Fumei Garden, No. 258, Xiateng Road, Cangshan District, Fuzhou

City, Fujian province, China

CUSIP No. G5500B 102	Page 15 of 18

(xi) Sharp Creation Developments Limited

No. 11, Shanghang road, Shangcun, Zhuotian Town, Changting County, Fujian

Province, China

(xii) Fengjuan Su

No. 11, Shanghang road, Shangcun, Zhuotian Town, Changting County, Fujian

Province, China

(c) Citizenship:

(i) Zhihua Wu

People’s Republic of China

(ii) Smart Bloom Global Limited

British Virgin Islands

(iii) Rosy Gold Investments Limited

British Virgin Islands

(iv) Ryo Fuyunishiki

Japan

(v) Talent Best Global Limited

British Virgin Islands

(vi) Zheng Jin

People’s Republic of China

(vii) Glorious Global Investments Limited

British Virgin Islands

(viii) Liang Chen

People’s Republic of China

(ix) Horizon Century International Limited

British Virgin Islands

(x) Liangyi Li

People’s Republic of China

(xi) Sharp Creation Developments Limited

British Virgin Islands

(xii) Fengjuan Su

People’s Republic of China

(d) Title of Class of Securities:

Ordinary Shares, par value US$0.00025 per share

(e) CUSIP Number:

G5500B 102

CUSIP No. G5500B 102	Page 16 of 18

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.

ITEM 4. OWNERSHIP.

The information requested in these paragraphs is incorporated herein by reference to the cover pages to this Schedule 13G.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Exhibit B.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATIONS.

Not applicable.

CUSIP No. G5500B 102	Page 17 of 18

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2024

/s/ Zhihua Wu
Name:	Zhihua Wu

Smart Bloom Global Limited

By:	/s/ Zhihua Wu
Name:	Zhihua Wu
Title:	Director

Rosy Gold Investments Limited

By:	/s/ Ryo Fuyunishiki
Name:	Ryo Fuyunishiki
Title:	Director

/s/ Ryo Fuyunishiki
Name:	Ryo Fuyunishiki

Talent Best Global Limited

By:	/s/ Zheng Jin
Name:	Zheng Jin
Title:	Director

/s/ Zheng Jin
Name:	Zheng Jin

Glorious Global Investments Limited

By:	/s/ Liang Chen
Name:	Liang Chen
Title:	Director

/s/ Liang Chen
Name:	Liang Chen

Horizon Century International Limited

By:	/s/ Liangyi Li
Name:	Liangyi Li
Title:	Director

/s/ Liangyi Li
Name:	Liangyi Li

Sharp Creation Developments Limited

By:	/s/ Fengjuan Su
Name:	Fengjuan Su
Title:	Director

/s/ Fengjuan Su
Name:	Fengjuan Su

CUSIP No. G5500B 102	Page 18 of 18

EXHIBIT INDEX

Exhibit A.	Joint Filing Agreement
Exhibit B.	Item 8 Statement

Exhibit A.

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is annexed as Exhibit A, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 14, 2024

/s/ Zhihua Wu
Name:	Zhihua Wu

Smart Bloom Global Limited

By:	/s/ Zhihua Wu
Name:	Zhihua Wu
Title:	Director

Rosy Gold Investments Limited

By:	/s/ Ryo Fuyunishiki
Name:	Ryo Fuyunishiki
Title:	Director

/s/ Ryo Fuyunishiki
Name:	Ryo Fuyunishiki

Talent Best Global Limited

By:	/s/ Zheng Jin
Name:	Zheng Jin
Title:	Director

/s/ Zheng Jin
Name:	Zheng Jin

Glorious Global Investments Limited

By:	/s/ Liang Chen
Name:	Liang Chen
Title:	Director

/s/ Liang Chen
Name:	Liang Chen

Horizon Century International Limited

By:	/s/ Liangyi Li
Name:	Liangyi Li
Title:	Director

/s/ Liangyi Li
Name:	Liangyi Li

Sharp Creation Developments Limited

By:	/s/ Fengjuan Su
Name:	Fengjuan Su
Title:	Director

/s/ Fengjuan Su
Name:	Fengjuan Su

Exhibit B

ITEM 8 STATEMENT

On February 17, 2023, the Chief Executive Officer and Chairman of the Board of Directors of Linkage Global Inc, Mr. Zhihua Wu, as the concerted actor, entered into a concerted actor agreement (the “Concerted Actor Agreement”) with Smart Bloom Global Limited, Xiaoyu Qi, Rosy Gold Investments Limited, Ryo Fuyunishiki, Talent Best Global Limited, Zheng Jin, Glorious Global Investments Limited, Liang Chen, Horizon Century International Limited, Liangyi Li, Sharp Creation Developments Limited, and Fengjuan Su, pursuant to which, Smart Bloom Global Limited, Xiaoyu Qi, Rosy Gold Investments Limited, Ryo Fuyunishiki, Talent Best Global Limited, Zheng Jin, Glorious Global Investments Limited, Liang Chen, Horizon Century International Limited, Liangyi Li, Sharp Creation Developments Limited, and Fengjuan Su agreed to vote consistently with Zhihua Wu in the exercise of all of their rights as shareholders of the Company.

Therefore, all the persons filing this Schedule 13G may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.